SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 1, 2004

(Date of earliest event reported): May 28, 2004

PEC SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

000-30271	54-1339972
(Commission File No.)	(IRS Employer Identification No.)

12730 Fair Lakes Circle Fairfax, Virginia 22033
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (703) 679-4900

ITEM 2.                           ACQUISITION OR DISPOSITION OF ASSETS.

On June 1,2004, PEC Solutions, Inc. (“PEC”) announced it had acquired all the issued and outstanding stock of Integrated Information Technology Corp. (“IITC”) in a transaction that closed on May 28, 2004.

Under the terms of the Stock Purchase Agreement (as defined below), the aggregate purchase price for the transaction was $33.0 million in cash, subject to certain adjustments, and the assumption of certain key employee retention liabilities of up to $2.0 million.  A portion of the purchase price has been placed in escrow.  PEC funded this acquisition with cash-on-hand.  The purchase price was determined based on arm’s length negotiations among the parties.

IITC, based in Denver, Colorado, is a leading provider of specialized engineering and networking services to government customers, primarily the U.S. Air Force.

The summary of the transaction described above is qualified by reference to the Stock Purchase Agreement by and among PEC, IITC, the stockholders of IITC, and Francisco Garcia as the Stockholder Representative, dated May 28, 2004 (the “Stock Purchase Agreement”) and the press release announcing the acquisition dated June 1, 2004, which are each attached as exhibits hereto and incorporated by reference herein.

ITEM 7.                                                     FINANCIAL STATEMENTS AND EXHIBITS.

(a)                                  Financial Statements.

N/A

(b)                                 Pro Forma Financial Information.

N/A

(c)                                  Exhibits.

2.1                                 Stock Purchase Agreement by and among PEC Solutions, Inc., Integrated Information Technology Corp., the stockholders of Integrated Information Technology Inc. and Francisco Garcia as Stockholder Representative, dated May 28, 2004.  Pursuant to Item 601(b)(2) of Regulation S-K, the exhibits and schedules to the Stock Purchase Agreement are omitted.  A list of such exhibits and schedules appears in the table of contents to the Stock Purchase Agreement.

99                                    Press Release dated June 1, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEC SOLUTIONS, INC.

Date: June 1, 2004	By:	/s/ Stuart R. Lloyd
Stuart R. Lloyd
Chief Financial Officer, Senior Vice President and Director (Principal Financial Officer and Accounting Officer)